Exhibit 21.1

Subsidiaries of the Registrant
Subsidiary	Jurisdiction
ARIS Operating Partnership L.P.	Delaware
ARIS Mortgage Originations, LLC	Delaware
ARIS Mortgage Lending, LLC	Delaware
ARIS Mortgage Lending II, LLC	Delaware
ARIS Mortgage Lending III, LLC	Delaware
ARIS CMBS, LLC	Delaware
ARIS Real Assets, LLC	Delaware
ARIS Shook Road, LLC	Delaware
ARIS I TRS, Inc.	Delaware
ARIS Acquisition Co, LLC	Delaware
ARIS 16000 Pines, LLC	Delaware
ARIS Shepherd Road, LLC	Delaware
ARIS JPM Repo Seller 1, LLC	Delaware
ARIS JPM Repo Seller 2, LLC	Delaware
ARIS Cayce Road, LLC	Delaware
ARIS West Ashley, LLC	Delaware
ARIS Barclays Repo Seller 1, LLC	Delaware
ARIS Barclays Repo Seller 2, LLC	Delaware
ARIS GS Repo Seller 1, LLC	Delaware
ARIS GS Repo Seller 2, LLC	Delaware